UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2006 ebank Financial Services, Inc.
(Exact name of registrant as specified in its charter)

GEORGIA (State or other jurisdiction of incorporation)	000-24043 (Commission File Number)	58-2349097 (IRS Employer Identification No.)
2410 Paces Ferry Road, Suite 190
Atlanta Georgia 30339
(Address of Principal Executive
Offices) (Zip Code)
(770) 863-9225
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Mortgage Loan Subservicing Agreement
On September 25, 2006, ebank Mortgage, LLC, a majority owned subsidiary of ebank, a wholly owned bank subsidiary of ebank Financial Services, Inc. (the “Company”), entered into a Mortgage Loan Subservicing Agreement (the “Agreement”) with Sunshine Mortgage Corporation that will replace ebank Mortgage’s current subservicing vendor. Pursuant to the terms of the Agreement, beginning January 1, 2007, Sunshine Mortgage Corporation will perform various services related to the subservicing of mortgage loans. The initial term of the Agreement is five (5) years, with additional automatic renewals on a year-to-year basis, unless either party provides the other party with timely notice of non-renewal. For the services provided, ebank Mortgage will pay to Sunshine Mortgage Corporation the fees set forth on Schedule II of the Agreement. Sunshine Mortgage Corporation is a subsidiary of Madison Mortgage Corporation, a minority owner of ebank Mortgage that is owned and controlled by Edward L. Terry, a director and greater than 10% beneficial owner of the Company and Gary R. Rhineheart, a business associate of Mr. Terry. Attached to this Report and incorporated herein by reference as Exhibit 10.1 is a copy of the Agreement.
Approval of Cash Bonus Plan
On September 25, 2006, the Managers of ebank Mortgage also approved an incentive cash bonus arrangement for Lucien J. Barrette, President of ebank Mortgage. For a one-year period beginning July 1, 2006 and ending June 30, 2007, ebank Mortgage agreed to pay to Mr. Barrette (on a monthly basis) five (5) basis points (.05%) of the principal amount of every loan ebank Mortgage originates and closes during this one-year period. Additionally, for a one-year period beginning July 1, 2007 and ending June 30, 2008, ebank Mortgage agreed to pay to Mr. Barrette (on a quarterly basis) 7.5% of the net income of ebank Mortgage during this period, subject to reduction for any quarterly loss sustained by ebank Mortgage during this period. Attached to this Report and incorporated herein by reference as Exhibit 10.2 is a copy of the incentive cash bonus arrangement, as approved by the Managers.
Item 9.01 Financial Statements and Exhibits.
10.1	Mortgage Loan Subservicing Agreement by and between ebank Mortgage, LLC and Sunshine Mortgage Corporation

10.2	Cash Bonus Arrangement of ebank Mortgage, LLC for Lucien J. Barrette

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ebank Financial Services, Inc.
Date: September 29, 2006	By:	/s/ James L. Box
James L. Box
President and Chief Executive Officer

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